Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER:  KBL Healthcare Acquisition Corp. II

DATE OF EVENT REQUIRING STATEMENT: February 28, 2007

SIGNATURE:




/s/ Michael Zimmerman
---------------------------
    Michael Zimmerman